Exhibit 99.1

July 30, 2025

SiteOne Landscape Supply Announces Second Quarter 2025 Earnings

Second Quarter 2025 Highlights (Compared to Second Quarter 2024):

•	Net sales increased 3% to $1,461.6 million
•	Organic Daily Sales were flat
•	Gross profit increased 4% to $531.4 million; gross margin improved 30 basis points to 36.4%
•	SG&A as a percentage of Net sales decreased 40 basis points to 23.9%
•	Net income attributable to SiteOne increased 7% to $129.0 million
•	Adjusted EBITDA[1] increased 8% to $226.7 million; Adjusted EBITDA margin improved 60 basis points to 15.5%
•	Cash provided by operating activities decreased $10.7 million to $136.7 million
•	Closed the acquisition of Green Trade Nursery
•	Repurchased $54.3 million of shares under the share repurchase authorization

Post Quarter Highlights

•	Closed the acquisitions of Grove Nursery and Nashville Nursery

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its second quarter ended June 29, 2025 (“Second Quarter 2025”).

“We are pleased to report continued solid results in the second quarter with 3% Net sales growth and 8% growth in Adjusted EBITDA1, despite softer end markets. We are executing our initiatives well, achieving excellent SG&A leverage, good gross margin improvement, and continuing to gain market share,” said Doug Black, SiteOne’s Chairman and CEO. “We expect our end markets to remain soft during the remainder of the year, but we should begin to benefit from positive price inflation and will continue to benefit from the execution of our initiatives. Accordingly, we remain confident in our ability to successfully navigate through the market headwinds. We completed four acquisitions year-to-date and expect to continue adding companies to SiteOne during the remainder of the year. Overall, we are gaining momentum as a company and strengthening our capabilities despite the challenging economic conditions. With a leading market position, a winning strategy, and exceptional teams, we are confident that we can deliver superior value to our customers and suppliers and produce excellent returns for our shareholders in the coming years through organic growth, acquisition growth, and Adjusted EBITDA margin expansion.”

Second Quarter 2025 Results

Net sales for the Second Quarter 2025 increased to $1,461.6 million, or 3%, compared to $1,413.9 million for the prior year period. Organic Daily Sales were flat compared to the prior year period as solid growth in the maintenance end market was offset by softer demand in the new residential construction and repair and upgrade end markets. Acquisitions contributed $40.9 million, or 3%, to Net sales growth for the quarter.

Gross profit increased 4% to $531.4 million for the Second Quarter 2025 compared to $510.3 million for the prior year period. Gross margin expanded 30 basis points to 36.4%, primarily driven by improved price realization, benefits from our initiatives, and a positive contribution from acquisitions.

Selling, general and administrative expenses (“SG&A”) for the Second Quarter 2025 increased to $349.1 million from $343.8 million for the prior year period. SG&A as a percentage of Net sales decreased 40 basis points to 23.9%, compared to 24.3% for the prior year period. The operating leverage improvement reflects our actions to increase efficiency and better align operating costs with the current market demand.

Net income attributable to SiteOne for the Second Quarter 2025 increased to $129.0 million, or 7%, compared to $120.2 million for the prior year period, driven by increased Net sales, improved gross margin and SG&A leverage.

Adjusted EBITDA1 for the Second Quarter 2025 increased 8% to $226.7 million, compared to $210.5 million for the prior year period. Adjusted EBITDA margin improved 60 basis points to 15.5%.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet as of June 29, 2025, was $531.6 million compared to $523.6 million as of June 30, 2024. Net debt to Adjusted EBITDA1 for the last twelve months was 1.3 times, which was unchanged compared to the prior year period.

As of June 29, 2025, Cash and cash equivalents was $78.6 million and available capacity under the ABL Facility was $499.3 million.

1.	Adjusted EBITDA includes contribution from non-controlling interest of $1.8 million for the Second Quarter 2025.

Outlook

“We expect the end market demand in new residential construction (21% of sales) and repair and upgrade (30% of sales) to continue to be soft during the remainder of the year due to ongoing economic uncertainty, elevated interest rates, weak consumer confidence, and low existing home sales. The maintenance end market (35% of sales) should continue to grow modestly, and we expect new commercial construction demand (14% of sales) to be flat. We expect pricing, which was flat in the second quarter, to be flat in the third quarter and up 1% to 2% in the fourth quarter, dampened primarily by grass seed deflation,” Black continued. “With the benefit of our commercial initiatives, we expect sales volume to be modestly positive, yielding low single-digit Organic Daily Sales growth for the remainder of the year. Our results so far in July support this trend. With strong cost control, focus branch improvement, improved price realization, and contributions from acquisitions, we expect to expand Adjusted EBITDA margin for the full year 2025."

Given these trends, we continue to expect our full year Adjusted EBITDA to be in the range of $400 million to $430 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full year 2025 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, July 30, 2025, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can also be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately three hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the replay is 13754709. The replay will be available until 11:59 p.m. (ET) on August 13, 2025.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has an established presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our acquisition pipeline, organic and acquisition growth, and 2025 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, financial market, and economic conditions including challenges created, in part by the imposition of U.S. tariffs and broader geopolitical conflicts, and the resulting economic concerns, market fluctuations and volatility, declines in consumer sentiment and impact on the price, and demand for, our products; severe weather and climate conditions; seasonality of our business and its impact on demand for our products; prices for the products we purchase may fluctuate including as a result of commodity price deflation; market variables, including inflation and elevated interest rates for prolonged periods; increases in operating costs; climate, environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; competitive industry pressures, including competition for our talent base; supply chain disruptions (including as a result of the imposition of U.S. tariffs), product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force and labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions, including those resulting from the passage of the One Big Beautiful Bill Act; threats from terrorism, violence, uncertain political conditions, and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine, the conflict in the Gaza Strip, and unrest in the Middle East; risks related to our current indebtedness, including with respect to elevated interest rates on our variable indebtedness, and our ability to obtain financing in the future; financial institution disruptions; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. EBITDA represents Net income (loss) plus the sum of income tax expense (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees, as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	June 29, 2025	December 29, 2024
Current assets:
Cash and cash equivalents	$78.6	$107.1
Accounts receivable, net of allowance for doubtful accounts of $27.3 and $26.9, respectively	648.3	547.1
Inventory, net	1,016.3	827.2
Income tax receivable	—	12.3
Prepaid expenses and other current assets	73.5	55.9
Total current assets	1,816.7	1,549.6

Property and equipment, net	304.1	292.1
Operating lease right-of-use assets, net	415.5	415.3
Goodwill	522.6	518.1
Intangible assets, net	237.8	261.0
Deferred tax assets	18.9	18.5
Other assets	17.3	16.2
Total assets	$3,332.9	$3,070.8

Liabilities, Redeemable Non-controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$391.4	$315.5
Current portion of finance leases	32.6	29.7
Current portion of operating leases	89.8	90.2
Accrued compensation	71.4	70.9
Long-term debt, current portion	3.9	4.3
Income tax payable	22.3	—
Accrued liabilities	143.6	130.2
Total current liabilities	755.0	640.8

Other long-term liabilities	10.1	11.0
Finance leases, less current portion	107.7	100.9
Operating leases, less current portion	341.5	342.3
Long-term debt, less current portion	466.0	383.9
Total liabilities	1,680.3	1,478.9

Commitments and contingencies

Redeemable non-controlling interest	22.3	19.4

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,677,260 and 45,601,760 shares issued, and 44,494,187 and 44,913,296 shares outstanding at June 29, 2025 and December 29, 2024, respectively	0.5	0.5
Additional paid-in capital	639.5	626.5
Retained earnings	1,141.6	1,039.9
Accumulated other comprehensive loss	(5.0)	(6.1)
Treasury stock, at cost, 1,183,073 and 688,464 shares at June 29, 2025 and December 29, 2024, respectively	(146.3)	(88.3)
Total stockholders' equity	1,630.3	1,572.5
Total liabilities, redeemable non-controlling interest, and stockholders' equity	$3,332.9	$3,070.8

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net sales	$1,461.6	$1,413.9	$2,401.0	$2,318.7
Cost of goods sold	930.2	903.6	1,559.8	1,507.2
Gross profit	531.4	510.3	841.2	811.5

Selling, general and administrative expenses	349.1	343.8	692.3	671.5
Other income	5.1	3.1	9.0	7.3
Operating income	187.4	169.6	157.9	147.3

Interest and other non-operating expenses, net	10.3	9.0	17.7	15.7
Income before taxes	177.1	160.6	140.2	131.6
Income tax expense	45.0	40.0	35.6	30.3
Net income	132.1	120.6	104.6	101.3

Less:
Net income attributable to non-controlling interest	1.2	0.4	1.0	0.4
Adjustment of non-controlling interest to redemption value	1.9	—	1.9	—

Net income attributable to SiteOne	$129.0	$120.2	$101.7	$100.9

Net income per common share:
Basic	$2.88	$2.66	$2.26	$2.23
Diluted	$2.86	$2.63	$2.25	$2.21
Weighted average number of common shares outstanding:
Basic	44,817,997	45,266,829	44,951,303	45,265,407
Diluted	45,089,441	45,647,328	45,245,102	45,687,660

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	June 29, 2025	June 30, 2024
Cash Flows from Operating Activities:
Net income	$104.6	$101.3
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	40.1	35.8
Stock-based compensation	15.9	14.3
Amortization of software and intangible assets	30.6	31.7
Amortization of debt related costs	0.5	0.7
Gain on sale of equipment	(0.7)	(1.3)
Other	(5.1)	(1.6)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(100.3)	(109.9)
Inventory	(187.0)	(97.9)
Income tax receivable	12.3	—
Prepaid expenses and other assets	(13.8)	(3.1)
Accounts payable	77.0	67.4
Income tax payable	22.3	19.7
Accrued expenses and other liabilities	10.7	(9.0)
Net Cash Provided By Operating Activities	$7.1	$48.1

Cash Flows from Investing Activities:
Purchases of property and equipment	(29.1)	(21.0)
Purchases of intangible assets	(0.3)	(3.1)
Acquisitions, net of cash acquired	(10.8)	(99.1)
Proceeds from the sale of property and equipment	2.3	3.4
Net Cash Used In Investing Activities	$(37.9)	$(119.8)

Cash Flows from Financing Activities:
Equity proceeds from common stock	1.0	4.5
Repurchases of common shares	(58.3)	(19.8)
Repayments under term loan	(2.0)	(1.9)
Borrowings on asset-based credit facilities	266.6	335.2
Repayments on asset-based credit facilities	(183.0)	(235.1)
Payments on finance lease obligations	(15.8)	(12.3)
Payments of acquisition related contingent obligations	(2.7)	(3.0)
Other financing activities	(4.5)	(6.2)
Net Cash Provided By Financing Activities	$1.3	$61.4

Effect of exchange rate on cash	1.0	(0.3)
Net change in cash	(28.5)	(10.6)
Cash and cash equivalents:
Beginning	107.1	82.5
Ending	$78.6	$71.9

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$16.3	$15.1
Cash paid during the year for income taxes	$1.0	$11.1

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2025		2024				2023
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Reported Net income (loss)	$132.1	$(27.5)	$(21.5)	$44.6	$120.6	$(19.3)	$(3.4)	$57.3
Income tax expense (benefit)	45.0	(9.4)	(10.1)	15.8	40.0	(9.7)	(5.0)	17.5
Interest expense, net	10.3	7.4	6.7	9.5	9.0	6.7	6.5	6.4
Depreciation and amortization	35.3	35.4	35.6	35.9	34.6	32.9	34.6	31.3
EBITDA	222.7	5.9	10.7	105.8	204.2	10.6	32.7	112.5
Stock-based compensation(a)	2.3	13.6	5.5	5.2	3.8	10.5	5.0	5.0
(Gain) loss on sale of assets(b)	(0.5)	(0.2)	1.5	0.3	(0.3)	(1.0)	(0.1)	(0.2)
Financing fees(c)	—	—	—	0.5	—	—	—	0.4
Acquisitions and other adjustments(d)	2.2	3.1	14.1	3.0	2.8	1.0	2.3	2.1
Adjusted EBITDA(e)	$226.7	$22.4	$31.8	$114.8	$210.5	$21.1	$39.9	$119.8

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees and settlement of litigation, performance bonuses, and retention and severance payments related to historical acquisitions. Also included is the cost of inventory that was stepped up to fair value during the second quarter of 2024 related to the purchase accounting of Devil Mountain and charges during the fourth quarter of 2024 for consolidating or closing certain locations acquired in connection with our acquisition of Pioneer Landscape Centers, Inc. and JLL Pioneer LLC. We cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest of $1.8 million and $0.3 million for the second and first quarter of 2025, respectively, and $0.8 million, $0.8 million, and $0.9 million for the fourth, third, and second quarter of 2024, respectively.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2025		2024
	Qtr 2	Qtr 1	Qtr 2	Qtr 1
Reported Net sales	$1,461.6	$939.4	$1,413.9	$904.8
Organic Sales(a)	1,394.0	894.3	1,387.2	904.8
Acquisition contribution(b)	67.6	45.1	26.7	—
Selling Days	64	64	64	64
Organic Daily Sales	$21.8	$14.0	$21.7	$14.1

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2025 and 2024.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2025 Fiscal Year. Includes Net sales from branches acquired in 2025 and 2024